Filed pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01 August 11, 2011

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Product Type
 Buffered
 Capital Protected Notes

Asset Class
 Commodities
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 Foreign Exchange

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Home       Our Products            Product Details
Callable Fixed Rate Step-Up
78009KSA1

Product Detail Underlying Detail Interactive Chart

Ref.: n/a      Bid: 99.39 %      Ask: 100.39%     % change: +0.03%**

Last update: 08/10/11                    View performance over: max

Product Facts                      Performance  and  Statistics
Product type     Capital Protected Daily high                    99.89
Underlying      Fixed Rate Pay-Off Daily low                     99.89
                           (USD)
                                   Yearly high (05/18/11)       104.72
Currency                    USD
                                   Yearly low (07/22/11)         94.39
Issue Size (USD          $ 2,000
000's)                             All Time High (05/18/11)     104.72
Settlement Date         04/15/11   All Time Low (07/22/11)       94.39
Principal               100.00%
Protection                         Codes
Maturity                04/15/26
                                   CUSIP                    78009KSA1
Underlying
currency                    USD
Ratio                        1:1
Quanto                       No

Top 5 Capital Protected

Steepener linked to the
USD CMS 30 Years -      +4.19%**
USD CMS 2 years
----------------------- ---------
Steepener linked to the
USD CMS 30 years -      +3.71%**
USD CMS 2 years
----------------------- ---------
Steepener linked to the
USD CMS 10 years -      +3.27%**
USD CMS 2 years
----------------------- ---------
Steepener linked to the
USD CMS 30 years -      +2.75%**
USD CMS 2 years
                        ---------
Callable Floating Rate
Note linked to the 3    +1.06%**
Month LIBOR
-----------------------

Download Prospectus (563 KB)

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.
Capital Protected Notes protects your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

*If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor. You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private
Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the

SEC Legend

United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov.
Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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